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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Trubion Pharmaceuticals, Inc. 2002 Stock Plan, Trubion Pharmaceuticals, Inc. 2002 Equity Incentive Plan, and Trubion Pharmaceuticals, Inc. 2006 Equity Incentive Plan of our report dated March 31, 2006 (except for the last three paragraphs of Note 10, as to which the date is October 12, 2006) with respect to the financial statements of Trubion Pharmaceuticals, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in its Registration Statement (Form S-1 No. 333-134709), filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Seattle, Washington

December 12, 2006